DISTRIBUTION AGREEMENT
THIS AGREEMENT is made and entered into as of ___________, 2021 by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Client”), and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).
WHEREAS, the Client is registered, or will be registered prior to the commencement of operations, under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, the Client was established for the purpose of serving as an investment vehicle for life insurance company separate accounts supporting variable annuity contracts and variable life insurance policies (“Contracts”) to be offered by insurance companies (each, a “Participating Insurance Company,” and, collectively, “Participating Insurance Companies”) that have entered into a participation agreement with the Client and the Distributor (each, a “Participation Agreement”) and may also be utilized by others consistent with Section 817 of the Internal Revenue Service Code of 1986, as amended, and Treasury Regulation Section 1.817-5(f)(3) (collectively, with Participating Insurance Companies, “Qualified Investors”);
WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of each series of the Client listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”) to Qualified Investors;
WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);
WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”), including a majority of the members of the Board who are not “interested persons” (as that term is defined in the 1940 Act) of the Funds and have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”), in conformity with Section 15(c) of the 1940 Act; and
WHEREAS, the Distributor desires to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Appointment of Distributor.  The Client hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Funds, on the terms and conditions set forth in this

Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.
2. Services and Duties of the Distributor.
A. The Distributor agrees to act as the principal underwriter of the Client for the distribution of the Shares of the Funds, in accordance with the terms of the applicable Prospectus and Participation Agreement and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or any post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.
B. During the continuous public offering of Shares of the Funds, the Distributor shall use its best efforts to distribute the Shares.  All orders for Shares shall be made by or through Qualified Investors or submitted directly to the applicable Fund or its designated agent, which may include a Participating Insurance Company if so designated pursuant to the terms of the applicable Participation Agreement.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the applicable Participation Agreement and the Prospectus.  The Client or its designated agent will confirm orders upon receipt, will make appropriate book entries and, upon receipt of payment therefor and acceptance by the Client, will issue the appropriate number of Shares in uncertificated form.
C. The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”).  The Client acknowledges and agrees that the Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions, including but not limited to such operational matters resulting from taking orders from financial intermediaries.
D. The Distributor acknowledges and agrees that it is not authorized by the Client to provide any information or make any representations regarding the Client, the Funds or the Shares, other than as contained in the Prospectus or in any marketing materials specifically approved in writing by the Client or the investment adviser to the Fund(s) for use by the Distributor.
E. The Distributor agrees to review all proposed sales and marketing materials provided by the Client or its agent to the Distributor (“Marketing Materials”) for compliance with applicable Securities and Exchange Commission (“SEC”) and FINRA advertising rules and regulations, and shall, on a timely basis, file with FINRA those Marketing Materials required, or as otherwise reasonably requested by the Client, to be filed with FINRA.  The Distributor agrees to furnish to the Client, on a timely basis, any comments provided by regulators with respect to such Marketing Materials.
F. At the request of the Client, the Distributor may, in its reasonable discretion, enter into selling agreements with financial intermediaries as the Client may select, so that such intermediaries may sell Shares of the Funds.  The Fund’s form of selling agreement shall be provided to the Distributor in connection with any such request, and shall be in a form that has been approved by the Board and agreed to by the Distributor (“Standard Dealer Agreement”), which such agreement shall not be unreasonably withheld.
G. The Client acknowledges and agrees that the Distributor shall not be obligated to make any payments to Participating Insurance Companies, their affiliates or other third parties, unless (i) the Distributor has received an authorized corresponding payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan has been approved by the Board.
H. The Distributor shall not be obligated to sell any certain number of Shares.
I. The Distributor shall prepare reports for the Board regarding its activities under this Agreement at least quarterly and as, from time to time, shall otherwise be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any, and in connection with the Board’s annual consideration as to whether to continue this Agreement.
J. The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by the Distributor pursuant to Rule 31a-1(d) under the 1940 Act. Upon request, the Distributor will promptly provide copies of any such records (i) as reasonably requested in writing by the Client and (ii) upon termination of this Agreement. The Distributor shall assist the Client and its designated agents or, upon approval of the Client, any regulatory or self-regulatory body requesting information from the Client, in any requested review of the records maintained by the Distributor pursuant to Rule 31a-1(d) under the 1940 Act.
K. The Distributor agrees to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Distributor’s services under this Agreement (a “Compliance Program”), and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to compliance with, and material violations of, the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Client’s Chief Compliance Officer or the Board.
L. The Distributor shall be subject to, at all times during the term of this Agreement, a business continuity plan reasonably designed to minimize service interruptions, to recover critical business operations, and to support its ability to perform its obligations under this Agreement in the event of a significant business disruption.
M. The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

N. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.
O. Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, other than as represented in Section 5.A(iv) of this Agreement.
P. The Distributor undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor.
Q. The Distributor shall at all times act in good faith and agrees to exercise reasonable care in carrying out the provisions of this Agreement.
R. The Distributor shall be deemed to be an independent contractor and shall have no authority to act or represent the Client in any way except as outlined herein.
3. Duties of the Client.
A. The Client agrees to redeem Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Registration Statement.  The Client reserves the right to delay, suspend or reject any redemption order, in accordance with the Registration Statement and applicable law, upon written notice to the Distributor.
B. The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  The Client authorizes the Distributor to use the most recent Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.
C. The Client agrees to advise the Distributor promptly in writing:
(i)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(ii)
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iii)
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(iv)	of the commencement of any material litigation or proceedings against the Client or any of its officers or trustees in connection with the issue and sale of any of the Shares.

D. Except for such filings specified in Section 2.E above, the Client or its agent shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any material changes to such information.
E. The Client agrees to file from time to time such amendments to its Registration Statement as may be necessary so that its Registration Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
F. The Client shall reasonably cooperate in the efforts of the Distributor to distribute the Shares.  In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement and shall provide to the Distributor from time to time copies of all information, financial statements, and other material that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent registered public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request.  The Client shall forward a copy of, or links to, any SEC filings, including the Registration Statement, to the Distributor within a reasonable amount of time of making such filings.  The Client represents that it will not use or authorize the use of any Marketing Materials unless and until such Marketing Materials have been approved and authorized for use by the Distributor.  Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any materials subject to attorney-client privilege or that are trade secrets of the Client.
G. The Client shall provide, and shall request each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner, all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.  Distributor shall not be liable for any loss resulting due to the failure of an agent or service provider to the Client (other than Distributor) to provide such information, except if such failure shall have been caused by Distributor.
H. The Client shall notify the Distributor of any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price, prior to such amendment going effective; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I. The Client shall not allow a post-effective amendment to the Registration Statement, which is filed for the purpose of creating a new Fund, to go effective without receiving written permission from the Distributor prior to, or upon, the date of such post-effective amendment going effective, which such permission shall not be unreasonably withheld.  At or before such time as a new Fund becomes effective, Client and Distributor agree to amend this Agreement for purposes of updating Exhibit A.
4. Representations, Warranties and Covenants of the Client.
A. The Client hereby represents, warrants and covenants to the Distributor, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:
(i)
it is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and is registered, or will be registered prior to commencement of operations, as an open-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will obtain prior to commencement of a Fund’s operations) all regulatory approvals necessary to carry on its business as now conducted or proposed to be conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein conform, in all material respects, with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus and any Marketing Materials prepared by the Client or its agent (excluding statements relating to the Distributor and/or the services it provides that are based on written information furnished by the Distributor to the Client or its agent for inclusion therein) do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and
(vii)
the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B. The Client represents, warrants and covenants that it has adopted, and shall maintain throughout the term of this Agreement, policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client shall have in place and maintain (and shall use commercially reasonable efforts to seek to ensure that its relevant agents have in place and maintain) physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.
5. Representations, Warranties and Covenants of the Distributor.
A. The Distributor hereby represents, warrants and covenants to the Client, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:
(i)
it is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(v)
it has in place, and will continue to have in place, compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 under the 1940 Act;

(vi)
it has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto; in the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Client of such event;

(vii)	it has access to facilities, equipment and personnel reasonably necessary to perform its duties and obligations under this Agreement;

(viii)
in connection with all matters relating to this Agreement, it will comply with the Registration Statement, the written and oral instructions of the Client or its agents, provided that the Distributor is not obligated to follow such instructions if doing so would cause violations of applicable law, and all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Funds; and

(ix)
it shall promptly notify the Client in writing of the commencement of any material litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

B. The Distributor hereby represents, warrants and covenants that it has adopted, and shall maintain throughout the term of this Agreement, policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain (and shall use commercially reasonable efforts to seek to ensure that its relevant agents have in place and maintain) physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.
6. Compensation.
A. In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit B.  Such compensation shall only be payable by a Fund, or Class thereof, to the extent that the Fund or Class is permitted to pay such compensation pursuant to its Plan.

B. Except as specified in Section 5.A, the Distributor shall be entitled to no compensation or reimbursement of expenses from the Client for the services provided by the Distributor pursuant to this Agreement. Any such compensation or reimbursement of expenses shall be paid or reimbursed by the Fund’s investment adviser pursuant to an Agreement between the investment adviser and the Distributor.
7. Expenses.
A. The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related Marketing Materials, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3.D hereof.
B. The Distributor shall exclusively bear the costs and expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the costs and expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.
8.	Limitation of Liability
A. The Distributor shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing.
B.  The Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon:

i. any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);
ii. any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iii. any signature, written instruction, written request, letter of transmittal, certificate, opinion of counsel, written statement, instrument, report, written notice, written consent, written order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client or other party or parties authorized to act on the Client’s behalf (collectively, “Written Document”); and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity, or authority or lack thereof, of any such Written Document which the Distributor reasonably believes in good faith to be genuine and to have been given by the Client.

C. This Agreement is executed by or on behalf of the Client, with respect to each of the Funds, and the obligations hereunder are not binding upon any of the trustees, officers, shareholders, representatives or agents of the Client individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Client, or any other Fund. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that Fund only, and not against the assets of the Client generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing, with respect to the Client generally or any other Fund, shall be enforceable against the assets of that Fund.
9. Indemnification.
A. The Client shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented external counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor’s service as the distributor of the Funds pursuant to this Agreement and in accordance with the terms and conditions of this Agreement; (ii) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim shareholder report, Marketing Materials or other information filed or made public by the Client (as from time to time amended) in reasonable reliance upon and in conformity with information relating to the Distributor or its duties herein and furnished to the Client or its agent by the Distributor in writing for use in such

Registration Statement, Prospectus, annual or interim shareholder report, Marketing Materials or other information filed or made public by the Client (as from time to time amended).  The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.
B. The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective trustees, directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, annual or interim shareholder report, Marketing Materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Client or its agent by the Distributor in writing for use in such Registration Statement, Prospectus, annual or interim shareholder report, Marketing Materials or other information filed or made public by the Client (as from time to time amended).  The Client shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.
C. In no case: (i) is the indemnification provided by an indemnifying party to be deemed to protect or indemnify against any liability the indemnified party would otherwise be subject to by reason of its own (a) willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (b) material breach of this agreement; or (ii) is the indemnifying party to be liable under its indemnity agreement contained in this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).
D. Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party materially prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party in the suit. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.
E. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 9.A or 9.B above, as applicable, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld.  No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.
F. No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.
10. Non-Standard Dealer and Participation Agreements.
A. The Client acknowledges and agrees that, as part of its duties hereunder, the Distributor may negotiate and enter into dealer and/or selling agreements (“Dealer Agreements”) with financial intermediaries.  Certain financial intermediaries may insert and require that the Distributor agree to certain provisions in a Dealer Agreement (each such modified Dealer Agreement, a “Non-Standard Dealer Agreement”) that contain certain representations, duties, undertakings and indemnification that are materially different from those included in the Standard Dealer Agreement and therefore materially impact the Distributor’s liability therein (“Non-Standard Dealer Obligations”).  The Client agrees to perform, or cause to be performed, all such Non-Standard Dealer Obligations under any Non-Standard Dealer Agreement.
B.   The Client acknowledges and agrees that, as part of its duties hereunder, the Distributor will negotiate and enter into Participation Agreements with certain Participating Insurance Companies.  The Distributor acknowledges and agrees to the terms and provisions of the form of Participation Agreement attached hereto as Exhibit C (the “Standard Participation Agreement”).  Certain Participating Insurance Companies may insert and require that the Distributor agree to certain provisions in a Participation Agreement (each such modified Participation Agreement, a “Non-Standard Participation Agreement”) that contain certain representations, duties, undertakings and indemnification that are materially different from those included in the Standard Participation Agreement and therefore materially impact the Distributor’s liability therein (“Non-Standard FPA Obligations”).  The Client agrees to perform, or cause to be performed, all such Non-Standard FPA Obligations under any Non-Standard Participation Agreement.
C. To the extent that the Distributor enters into any Non-Standard Dealer Agreement, after the review and written approval by the Client if the Client is not a party to such Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Dealer Obligations under any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-

Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; and (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the scope of the indemnification that the Distributor provides in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith, fraud or gross negligence in the performance, or reckless disregard, of its obligations or duties under the Non-Standard Dealer Agreement.
D. To the extent that the Distributor enters into any Non-Standard Participation Agreement, after the review and written approval by the Client if the Client is not a party to such Non-Standard Participation Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard FPA Obligations under any Non-Standard Participation Agreement; (b) any representations made by the Distributor in any Non-Standard Participation Agreement to the extent that the Distributor is not required to make such representations in the Standard Participation Agreement; and (c) any indemnification provided by the Distributor under a Non-Standard Participation Agreement to the extent that such indemnification is beyond the scope of the indemnification that the Distributor provides in the Standard Participation Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith, fraud or gross negligence in the performance, or reckless disregard, of its obligations or duties under the Non-Standard Participation Agreement to the extent that such duties and obligations are the responsibility of the Distributor under this Agreement.
E. To the extent that the Distributor enters into any Participation Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to any failure by the Client or the Client’s agents (other than Distributor) to carry out its or their duties and obligations as required by any Participation Agreement; provided, however, that the Client shall not be required to indemnify any Distributor Indemnitee for any Losses incurred in respect of any Participation Agreement to the extent such Losses arise out of or are based upon the willful misfeasance, bad faith or gross negligence of Distributor in the performance of its duties, or its reckless disregard of its obligations and duties, under such Participation Agreement to the extent that such duties and obligations are Distributor’s responsibility under this Agreement, excluding Distributor’s obligation to enter into Participation Agreements.
11. Limitations on Damages.  Neither party shall be liable for any consequential, special or indirect losses or damages (“Indirect Damages”) suffered by the other party, whether or not the likelihood of such losses or damages was known by the party; provided that the foregoing limitation shall not apply with respect to Indirect Damages arising out of or relating to that party’s fraud or willful misconduct.

12. Force Majeure.  Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; pandemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.
13. Duration and Termination.
A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.
B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund or in its entirety (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund or in its entirety, upon no less than 180 days’ written notice, by either the Client through a vote of a majority of the members of the Board or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.  Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Client or any other Fund.
C. This Agreement will automatically terminate in the event of its assignment.
D. As soon as reasonably practicable following the termination or expiration of this Agreement, the Distributor agrees to transfer any such records maintained by the Distributor on behalf of the Client pursuant to applicable law to the Client, or at the request of the Client, to any replacement provider of the services, or to such other person as the Client may direct.
E. As used in this Section, the terms “vote of a majority of the outstanding voting securities” and “assignment” shall have the respective meanings specified in the 1940 Act.
14. Anti-Money Laundering Compliance.

A. Each of Distributor and Client acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects to the extent applicable to it.

B. Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML   Acts with respect to the Funds, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that the Client and the Client’s chief compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.
15. Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder or owners of Contracts; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds.
The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.
16. Confidentiality.  During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.  Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.
Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s

Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if required by any government or self-regulatory agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that, in the event of (i) or (ii), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to either party’s applicable regulatory authorities in connection with routine regulatory or self-regulatory examinations or requests for information with respect to which such party shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests.  The applicable party will advise such regulatory or self-regulatory authorities of the confidential nature of such information.
In the event that the receiving party becomes aware that any of the other party’s Confidential Information has been disclosed by the receiving party to any unauthorized person(s), regardless of the form of disclosure including, but not limited to: (i) accidental, inadvertent or intentional; (ii) theft; or (iii) breach of its technology systems, the receiving party will notify, to the extent possible or permitted, the other party as soon as reasonably practicable of such disclosure (“Incident”).  Each party agrees that all communications, information, and data related to any Incident investigation, assessment, or decision is deemed “Confidential Information” under this Agreement.
17. Use of Names; Publicity.
A. The Client shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Client, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld.  The Distributor hereby consents to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority.
B. The Distributor shall not use the names “Milliman”, or any variants thereof, in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying the Client as a client of Distributor hereunder, in a manner not approved by the Client in writing prior to such use; provided, however, that the Trust shall consent to all uses of its names required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.
C. The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Client.
18. Notices.  Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):
(i) To Distributor:	(ii) If to the Client:
Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: 207.553.7110 Email: legal@foreside.com With a copy to: dealerservices@foreside.com	Milliman Variable Insurance Trust Attn: [Address] [City], [State], [Zip] Phone: Email:

19. Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client.  If required under the 1940 Act, any such amendment must be approved by the Board, including a majority of the Independent Trustees, and/or by vote cast at a meeting for the purpose of voting on such amendment.
20. Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
21. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.
22. Survival.  The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 21, 22 and 23 of this Agreement shall survive any termination of this Agreement.
23. Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.
24. Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.
Foreside Fund Services, LLC

By: _________________________
Mark Fairbanks, Vice President

Milliman Variable Insurance Trust

By: _________________________
Name/Title

EXHIBIT A
Fund Names
Milliman S&P 500 6-Month Buffer with Par Up Strategy
1.	Milliman S&P 500 6-Month Buffer with Par Up Fund - Jan/Jul
2.	Milliman S&P 500 6-Month Buffer with Par Up Fund - Feb/Aug
3.	Milliman S&P 500 6-Month Buffer with Par Up Fund - Mar/Sep
4.	Milliman S&P 500 6-Month Buffer with Par Up Fund - Apr/Oct
5.	Milliman S&P 500 6-Month Buffer with Par Up Fund - May/Nov
6.	Milliman S&P 500 6-Month Buffer with Par Up Fund - Jun/Dec

Milliman S&P 500 6-Month Par Down with Par Up Strategy
7.	Milliman S&P 500 6-Month Par Down with Par Up Fund - Jan/Jul
8.	Milliman S&P 500 6-Month Par Down with Par Up Fund - Feb/Aug
9.	Milliman S&P 500 6-Month Par Down with Par Up Fund - Mar/Sep
10.	Milliman S&P 500 6-Month Par Down with Par Up Fund - Apr/Oct
11.	Milliman S&P 500 6-Month Par Down with Par Up Fund - May/Nov
12.	Milliman S&P 500 6-Month Par Down with Par Up Fund - Jun/Dec

Milliman S&P 500 1-Year Buffer with Spread Strategy
13.	Milliman S&P 500 1-Year Buffer with Spread Fund – Jan
14.	Milliman S&P 500 1-Year Buffer with Spread Fund – Feb
15.	Milliman S&P 500 1-Year Buffer with Spread Fund – Mar
16.	Milliman S&P 500 1-Year Buffer with Spread Fund – Apr
17.	Milliman S&P 500 1-Year Buffer with Spread Fund – Sep
18.	Milliman S&P 500 1-Year Buffer with Spread Fund – Oct
19.	Milliman S&P 500 1-Year Buffer with Spread Fund – Nov
20.	Milliman S&P 500 1-Year Buffer with Spread Fund – Dec

Milliman S&P 500 1-Year Floor with Par Up Strategy
21.	Milliman S&P 500 1-Year Floor with Par Up Fund – Jan
22.	Milliman S&P 500 1-Year Floor with Par Up Fund – Feb
23.	Milliman S&P 500 1-Year Floor with Par Up Fund – Mar
24.	Milliman S&P 500 1-Year Floor with Par Up Fund – Apr
25.	Milliman S&P 500 1-Year Floor with Par Up Fund – Sep
26.	Milliman S&P 500 1-Year Floor with Par Up Fund – Oct
27.	Milliman S&P 500 1-Year Floor with Par Up Fund – Nov
28.	Milliman S&P 500 1-Year Floor with Par Up Fund – Dec

Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Strategy
29.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Jan
30.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Feb
31.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Mar
32.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Apr
33.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Sep
34.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Oct
35.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Nov
36.	Milliman S&P 500 & Nasdaq 1-Year Buffer with Stacker Cap Fund – Dec

A-1

Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Strategy
37.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Jan
38.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Feb
39.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Mar
40.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Apr
41.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Sep
42.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Oct
43.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Nov
44.	Milliman S&P 500 & Russell 2000 1-Year Buffer with Stacker Cap Fund – Dec

Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Strategy
45.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Jan
46.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Feb
47.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Mar
48.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Apr
49.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Sep
50.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Oct
51.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Nov
52.	Milliman S&P 500 & MSCI EAFE 1-Year Buffer with Stacker Cap Fund – Dec

Milliman S&P 500 6-Year Buffer with Par Up Strategy
53.	Milliman S&P 500 6-Year Buffer with Par Up Fund - Jan (I)
54.	Milliman S&P 500 6-Year Buffer with Par Up Fund - Apr (I)
55.	Milliman S&P 500 6-Year Buffer with Par Up Fund - Oct (I)

Milliman S&P 500 6-Year Par Down with Par Up Strategy
56.	Milliman S&P 500 6-Year Par Down with Par Up Fund - Jan (I)
57.	Milliman S&P 500 6-Year Par Down with Par Up Fund - Apr (I)
58.	Milliman S&P 500 6-Year Par Down with Par Up Fund - Oct (I)

Milliman Money Market Strategy
59.	Milliman Money Market Fund

A-2

EXHIBIT B
Compensation
SALES LOADS*:
2. With respect to Class A Shares (i) that part of the sales charge which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.
3. With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.
4. With respect to Class I Shares, if any, the Distributor shall not be entitled to any compensation.
5. With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.
*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:
The Distributor shall be obligated to make 12b-1 payments only after, for so long as, and to the extent that the Distributor receives such payments from the applicable Fund.
*All 12b-1 payments received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit by the Distributor.
B-1

EXHIBIT C
STANDARD PARTICIPATION AGREEMENT

C-1